News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace, Inc.
(561) 791-5000 ext. 1450

B/E AEROSPACE STOCKHOLDERS APPROVE MERGER WITH ROCKWELL COLLINS

WELLINGTON, FL, March 9, 2017 – B/E Aerospace, Inc. (NASDAQ: BEAV), the world’s leading manufacturer of aircraft cabin interior products, today announced that B/E Aerospace stockholders voted in favor of the proposal to adopt the previously announced Agreement and Plan of Merger, dated October 23, 2016 (the “Merger Agreement”), by and among B/E Aerospace and Rockwell Collins, Inc. (NYSE:COL) at a special meeting of stockholders held on March 9, 2017 at the Hilton Palm Beach Airport in West Palm Beach, Florida.

At the special meeting, approximately 99% of all votes cast, which represents approximately 79% of all outstanding shares on January 18, 2017, the record date for the special meeting, were voted in favor of the proposal to adopt the Merger Agreement.

Under the terms of the Merger Agreement, each share of B/E Aerospace common stock issued and outstanding immediately prior to the effective time of the merger will be canceled and automatically converted into the right to receive $34.10 in cash, without interest, and 0.3101 of a share of Rockwell Collins common stock, subject to a 7.5% collar.  Based upon Rockwell Collins closing price of $97.65 on March 8, 2017, the total implied value for each B/E Aerospace share is $64.38.

The merger is subject to certain additional customary closing conditions, including receipt of regulatory approvals in certain jurisdictions.  The merger is expected to close during the spring of 2017.

A full description of the proposed merger is included in the proxy statement for the special meeting, which is available without charge through the Securities and Exchange Commission website at www.sec.gov.  You may also obtain copies of documents filed by B/E Aerospace with the SEC on B/E Aerospace’s Internet website at http://www.beaerospace.com under the tab “Investor Relations,” then under the tab “Reports & SEC Filings.

About B/E Aerospace, Inc.

B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting systems, oxygen systems, food and beverage preparation and storage equipment, galley systems, and modular lavatory systems.  B/E Aerospace also provides cabin interior reconfiguration, program management and certification services.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace website at www.beaerospace.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking” statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed acquisition of B/E Aerospace by Rockwell Collins. All statements, other than historical facts, including statements regarding the expected timing of the closing of the proposed transaction; the ability of the parties to complete the proposed transaction considering the various closing conditions; the expected benefits of the proposed transaction such as improved operations, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of the combined company following completion of the proposed transaction; and any assumptions underlying any of the foregoing, are forward-looking statements.

Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) that one or more closing conditions to the transaction, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transaction, may require conditions, limitations or restrictions in connection with such approvals or that the required approval by the stockholders of each of Rockwell Collins and B/E Aerospace may not be obtained; (2) the risk that the proposed transaction may not be completed in the time frame expected by Rockwell Collins or B/E Aerospace, or at all; (3) unexpected costs, charges or expenses resulting from the proposed transaction; (4) uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; (5) failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the proposed transaction or integrating the businesses of Rockwell Collins and B/E Aerospace; (6) the ability of the combined company to implement its business strategy; (7) difficulties and delays in achieving synergies and cost savings of the combined company; (8) inability to retain and hire key personnel; (9) the occurrence of any event that could give rise to termination of the proposed transaction; (10) the risk that stockholder litigation in connection with the proposed transaction may affect the timing or occurrence of the contemplated merger or result in significant costs of defense, indemnification and liability; (11) evolving legal, regulatory and tax regimes; (12) changes in general economic and/or industry specific conditions; and (13) other risk factors as detailed from time to time in Rockwell Collins’ and B/E Aerospace’s reports filed with the SEC, including Rockwell Collins’ and B/E Aerospace’s respective annual reports on Form 10-K, periodic quarterly reports on Form 10-Q, periodic current reports on Form 8-K and other documents filed with the SEC. Any forward-looking statements speak only as of the date of this communication. Neither Rockwell Collins nor B/E Aerospace undertakes any obligation to update any forward-looking statements, whether as a result of new information or development, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

No Offer or Solicitation

This communication is for informational purposes only and not intended to and does not constitute an offer to subscribe for, buy or sell, the solicitation of an offer to subscribe for, buy or sell or an invitation to subscribe for, buy or sell any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Additional Information and Where to Find It

The proposed transaction involving Rockwell Collins and B/E Aerospace was submitted to the respective stockholders of Rockwell Collins and B/E Aerospace for their consideration.  In connection with the proposed transaction, Rockwell Collins filed a registration statement on Form S-4 that included a joint proxy statement/prospectus for the stockholders of Rockwell Collins and B/E Aerospace with the SEC.  The registration statement was declared effective by the SEC on February 3, 2017, and a definitive joint proxy statement/prospectus has been filed with the SEC on February 3, 2017.  Each of Rockwell Collins and B/E Aerospace mailed the definitive joint proxy statement/prospectus to their respective stockholders and, may file other documents regarding the transaction with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS, ANY AMENDMENTS OR SUPPLEMENTS TO THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS, AND OTHER DOCUMENTS FILED BY ROCKWELL COLLINS OR B/E AEROSPACE WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. Investors and security holders are able to obtain free copies of the definitive joint proxy statement/prospectus and other documents filed with the SEC by Rockwell Collins and/or B/E Aerospace through the website maintained by the SEC at www.sec.gov. Investors and security holders are also able to obtain free copies of the documents filed by Rockwell Collins with the SEC on Rockwell Collins’ internet website at http://www.rockwellcollins.com or by contacting Rockwell Collins’ Investor Relations at Rockwell Collins, 400 Collins Rd. NE, Cedar Rapids, IA 52498 or by calling (319) 295-7575. Investors and security holders are also able to obtain free copies of the documents filed by B/E Aerospace with the SEC on B/E Aerospace’s internet website at http://www.beaerospace.com or by contacting B/E Aerospace’s Investor Relations at B/E Aerospace, Inc., 1400 Corporate Center Way, Wellington, FL or by calling (561) 791-5000.